EXHIBIT 10.20

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

   AGREEMENT made March 11, 2002 by and between JONES APPAREL GROUP, INC., a Pennsylvania corporation (the "Company") and PETER BONEPARTH (the "Executive").

W I T N E S S E T H:

    WHEREAS, the Executive is a party to the Employment Agreement dated April 13, 2001 with the Company (as amended or supplemented to date, the "Prior Employment Agreement"); and

    WHEREAS, the Company wishes to continue to employ the Executive, and the Executive wishes to continue his employment with the Company on the terms and conditions hereinafter set forth.

    NOW, THEREFORE, it is agreed as follows:

    1. Employment; Election to Board. (a) During the Term (as defined below), the Company shall employ Executive as the President of the Company and, effective May 22, 2002, Chief Executive Officer of the Company. Executive shall report solely and directly to the Board of Directors of the Company (the "Board"). All other employees of the Company shall report to Executive or his designee and not directly to the Board. During the Term, Executive shall have such responsibilities, duties and authorities as commensurate with chief executive officers of public entities of similar size and, in particular, shall be, in addition to being responsible for the operations of the Company, the chief external representative of the Company. Within thirty (30) days after the date hereof, the By-laws of the Company shall be amended to reflect the provisions set forth in this Section 1(a).

    (b) During the Term, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote all of Executive's business time and attention to the business affairs of the Company, and to perform such responsibilities in a professional manner. Notwithstanding the foregoing, during the Term of this Agreement, it shall not be a violation of this Agreement for the Executive to (i) serve on civic or charitable boards or committees; (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions; (iii) serve as a non-employee member of a board of directors of a business entity which is not competitive with the Company and as to which the Board of Directors of the Company has given its consent; and (iv) attend to personal business, so long as such activities do not interfere with the performance of the Executive's responsibilities as a senior executive of the Company in accordance with this Agreement.

    (c) During the Term, and provided that Executive then is employed by the Company, the Board (or if it then exists, the nominating committee of the Board) shall nominate Executive for election to the Board at each meeting of the stockholders of the Company at which directors are to be elected and shall recommend to such stockholders that they vote in favor of Executive's election to the Board. The Board shall, in good faith, consider Executive's advice and recommendations, if any, in connection with any appointments or nominations to the Board.

    2. Term. The Executive shall be employed for the period commencing as of March 11, 2002 and ending on March 31, 2005 (the "Expiration Date"), as renewed in accordance with the following sentence (the "Term"). The Executive's employment will continue, and this Agreement will be automatically extended without limitation, for successive 12-month periods commencing April 1 and ending March 31 (a "Contract Year"), unless either party to this Agreement advises the other in writing, no later than March 31, 2003 and no later than each March 31 thereafter, that such party does not wish to extend (a "Non-extension Notice"). If this Agreement shall be so extended, the "Expiration Date" shall mean the then applicable extended "Expiration Date," and the "Term" shall mean the period commencing March 11, 2002 and ending on the then applicable extended "Expiration Date."

    For example, (i) if by March 31, 2003, neither party has given a Non-extension Notice to the other, the Term will be automatically extended through March 31, 2006, and (ii) if the Term is so extended through March 31, 2006, then if by March 31, 2004, neither party has given a Non-extension Notice to the other, the Term will be automatically extended through March 31, 2007.

    3. Salary, Retirement Plans, Fringe Benefits and Allowances.

    (a) Throughout the Term, the Executive shall receive a salary at the annual rate of not less than (i) $1,500,000 for the period commencing March 11, 2002 and ending on December 31, 2002, (ii) $2,000,000 for the period commencing January 1, 2003 and ending December 31, 2003, and (iii) $2,500,000 thereafter. The Executive's salary shall be payable at such regular times and intervals as the Company customarily pays its senior executives from time to time, but no less frequently than once a month.

    (b) During the Term, the Executive shall be eligible to participate in all savings and retirement plans, practices, policies and programs to the extent applicable generally to other senior executives of the Company. In addition, during the Term, the Company will continue to provide to Executive the life and disability insurance coverage which has been provided to Executive pursuant to the Prior Employment Agreement.

    (c) During the Term, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare, fringe and other benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription drug, dental, disability, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other senior executives of the Company.

    (d) The Executive shall be entitled to an aggregate of four (4) weeks paid vacation during each calendar year of the Term. The Executive shall also be entitled to the benefits of the Company's policies relating to sick leave and holidays.

    (e) The Executive shall have all expenses reasonably incurred by Executive on behalf of the Company reimbursed by the Company in accordance with the Company's standard policies and practices. The Executive shall be entitled to first class seating for air travel on Company business.

    (f) The Company shall make available to the Executive all perquisites that are made available to senior executives of the Company and will, without limiting the foregoing, continue to provide to Executive such use of automobiles and reimbursement for related expenses as has been provided to Executive pursuant to the Prior Employment Agreement.

    (g) As an inducement to Executive to enter into this Agreement, and in consideration of the Executive's agreement to the terms and conditions set forth herein, the Company agrees to pay the Executive the aggregate amount of $2,000,000, payable as follows: $1,000,000 on the date hereof; and, $1,000,000 on January 2, 2003.

    4. Executive shall participate in the Company's Executive Annual Incentive Plan (the "Bonus Plan"), pursuant to which the Executive will be entitled to receive an annual bonus payment for each full calendar year of employment which ends prior to the Expiration Date and throughout which the Executive has been employed by the Company, and a partial annual bonus payment for the calendar year in which this Agreement expires, prorated for the portion of such year preceding expiration, conditioned upon the attainment of annual criteria and objectives established for participants in the Bonus Plan.

    5. Stock Options. (a) In anticipation of entering into this Agreement, and as an inducement to the Executive to do so, on March 11, 2002 the Stock Option Committee of the Board of Directors of the Company granted to Executive an option to purchase 1,500,000 shares of the Company's common stock ("Common Shares") on the terms and conditions contained in the form of stock option agreement ("Form Stock Option Agreement") annexed hereto and consistent with the provisions of Section 5(b)(iii)-(iv) hereof.

    (b) Subject to the absolute authority of the Stock Option Committee of the Board of Directors of the Company from time to time to grant (or not to grant) to eligible individuals options to purchase common stock of the Company ("Options"), it is the intention of the Company and the expectation of the Executive that while the Executive is employed hereunder, the Executive will receive Options annually (in addition to those described in Section 5(a) and 5(c) hereof), beginning in calendar year 2003, on the following terms and conditions (and any Options so granted shall be subject to the following terms and conditions, which shall govern any conflicts in the terms hereof with any terms and conditions in any stock option agreement):

        (i) Target awards will be in an amount (plus or minus 25%) equal to 300% of Executive's salary;

        (ii) For purposes of determining the number of shares subject to a given Option grant, the value of such Option shall be determined using the Black-Scholes valuation method, or another generally recognized valuation method which is being used uniformly by the Company for its senior executives;

        (iii) The exercise price per share of the Options shall be the fair market value of the common stock on the date of grant, and the Options shall expire on the tenth anniversary of the date of grant; and

        (iv) The Options shall vest ratably on the first three anniversaries of the date of grant; provided, however, that all Options (and all other options to purchase Common Shares then held by the Executive) which are not then vested shall become fully vested and immediately exercisable during the remaining original term of each such Accelerated Option, upon the occurrence of any of the following events ("Acceleration Events"): Executive's Retirement, death, Disability, a Change in Control, and termination of Executive's employment by the Company without Cause or by the Executive for Good Reason; and

        (v) The Options shall be granted on such other terms and conditions as are generally made applicable to Options granted to the other senior executives of the Company.

    (c) The Company agrees to submit to stockholders, at the Annual Meeting of Stockholders scheduled for May 22, 2002 (the "May 22 Meeting"), a proposal to amend the Company's 1999 Stock Incentive Plan (the "1999 Plan"), as follows: (i) to increase the number of shares reserved for issuance under Section 2 of the Plan from 15,000,000 shares to no fewer than 20,000,000 shares, and (ii) to increase the limitation on the number of options any Eligible Individual (as defined in the 1999 Plan) may be granted under Section 4(c) of the Plan during its ten-year term from 3,000,000 shares of Common Stock to 6,000,000 shares of Common Stock. As an alternative to the above proposal, the Company may, with the consent of the Executive, submit to stockholders, at the May 22 Meeting, a proposal to adopt a new stock incentive plan, upon terms and conditions substantially similar to the 1999 Plan, with a minimum of 1,500,000 shares reserved for issuance thereunder. The Company shall use its best efforts to obtain stockholder approval of any such proposal at the May 22 Meeting. Upon the approval of any proposal authorizing the grant of additional stock options, the Stock Option Committee of the Board (or the Board or other Committee with authority) will grant to the Executive an option to purchase 1,500,000 Common Shares on the terms and conditions contained in the Form Stock Option Agreement and consistent with the provisions of Section 5(b)(iii)-(iv) above, provided, however, that notwithstanding the provision in the first clause of Section 5(b)(iv) above, such options shall vest at the same times as the options granted pursuant to Section 5(a) above (the "Option Grant"). With respect to the vesting provisions of the Option Grant, and only by way of example, the options subject to the Option Grant shall vest, under the following circumstances, as follows: assuming the necessary proposals for the Option Grant are approved by stockholders at the May 22 Meeting, 500,000 options shall vest on March 11, 2003, 500,000 options shall vest on March 11, 2004 and 500,000 options shall vest on March 11, 2005; or, assuming the necessary proposals for the Option Grant are not approved by stockholders at the May 22 Meeting, but are approved at the subsequent annual meeting of stockholders of the Company scheduled to be held in May 2003, 500,000 options shall be fully vested upon such grant, 500,000 options shall vest on March 11, 2004 and 500,000 options shall vest on March 11, 2005.

    (d) In the event the stockholders do not approve any of the proposals set forth in Section 5(c) above at the May 22 Meeting, the Company agrees to resubmit the proposal to stockholders at the next Special or Annual Meeting of Stockholders held by the Company thereafter, and at subsequent Special or Annual Meetings of Stockholders, until such time as such proposal is approved by stockholders and the Executive has received the Option Grant. The Company shall use its best efforts to obtain stockholder approval of any such proposal. Upon the approval of such proposal, the Stock Option Committee of the Board (or the Board or other Committee with authority) will grant to the Executive the Option Grant.

    (e) In the event that the exercise price per share of the Options granted to the Executive pursuant to Section 5(a) above (the "March 11 Exercise Price") is less than the fair market value of the Company's common stock on the date of grant of the Option Grant (i.e. the date of stockholder approval as provided in Sections 5(c) or 5(d) above), the number of options to purchase Common Shares subject to the Option Grant shall be increased based upon a Black-Scholes valuation method, or another generally recognized valuation method which is being used uniformly by the Company for its senior executives; in no event shall the number of options subject to the Option Grant be less than 1,500,000. For example, if the March 11 Exercise Price is $37 and the fair market value of the common stock of the Company on the date of stockholder approval is $47, the exercise price of the Option Grant shall be $47, and the number of options granted, and the Common Shares reserved for issuance, shall be increased so that the value of the Option Grant based upon the $47 exercise price shall represent a right to receive the same value that the Executive would have received had the Option Grant been made at the $37 price, as follows: the product of $10 (the difference between the $37 March 11 Exercise Price and the $47 exercise price for the Option Grant) multiplied by 1,500,000, divided by the Black Scholes value.

    (f) The Company agrees to allocate to the Option Grant the first shares that are reserved for issuance pursuant to any of the proposals referred to in Sections 5(c) and 5(d) above or any other equity plan adopted by the Company. In the event the any of such proposals are not approved by stockholders and, in lieu thereof, the Company adopts a non-equity based incentive compensation plan or plans (in each case, a "Non-equity Plan") to achieve the same or similar goals that the Company would have hoped to achieve had the stockholders approved the proposals, the Executive shall receive, at his option, "equivalent value" in such non-equity based plan or plans as he would have received had the Option Grant been made on March 11, 2002. For purposes hereof, "equivalent value" shall mean the difference between the March 11 Market

Price and the fair market value of the Company's common stock on the date of an award or vesting of an award under a Non-equity Plan. By way of example, if the March 11 Exercise Price is $37 and the fair market value of the common stock on the date of an award under a Non-equity Plan is $47, the "equivalent value" for such award shall be $10 multiplied by the number of options that would have been vested had the Option Grant been made on March 11, 2002. In the same example, if the fair market value of the common stock on the date of the award or the vesting thereof is less than the March 11 Exercise Price, no payments shall be made to the Executive. Notwithstanding anything contained herein, the Compensation Committee of the Board and the Board of Directors shall use its best efforts to provide to Executive "equivalent value."

    (g) At all times, the Company shall maintain registrations on Form S-8 or another applicable form relating to the Common Shares issued in connection with the exercise of stock options granted pursuant to this Section 5.

    6. Termination of Employment.

        (a) By the Company for Cause, or by the Executive without Good Reason. The Company may terminate the Executive's employment for Cause (as defined herein) before the Expiration Date. If the Executive's employment is terminated for Cause, or if Executive resigns during the Term without Good Reason (as defined below), the Company shall pay to the Executive any unpaid salary through the date of termination and any bonus earned in the prior year but not yet paid, as well as reimburse the Executive for any unpaid reimbursable expenses incurred on behalf of the Company, and thereafter the Company shall have no additional obligations to the Executive under this Agreement.

        (b) Death or Disability; Retirement. (i) If the Executive's employment terminates before the Expiration Date because of Executive's death or Disability (as defined herein), the Company shall pay Executive or Executive's duly appointed personal representative, as the case may be, (i) any unpaid salary through the date of death or the Disability Termination Date (as defined herein) and any bonus earned in the prior year but not yet paid, as well as reimbursement of any unpaid reimbursable expenses incurred on behalf of the Company, (ii) an amount equal to Executive's monthly salary during each of the six (6) months following Executive's death or the Disability Termination Date, and (iii) the greater of $3,000,000 (the ATarget Amount@) or the Target Bonus for the calendar year in which Executive dies or becomes Disabled, prorated for the portion of such year preceding Executive's death or the Disability Termination Date, which shall be paid not later than 120 days after the end of such year. Except as set forth in this Section 6(b), the Company shall have no additional obligations to the Executive under this Agreement in the event of Executive's termination of employment under this Section 6(b).

            (ii) In addition to the foregoing and notwithstanding any other agreement between the Executive and the Company, all options to purchase the Company's common stock which were held by the Executive at the time of the Executive's Retirement, death or the Disability Termination Date, shall become fully exercisable and shall remain exercisable by the Executive or by the Executive's estate or her representative, as the case may be, during the remaining original term of the option in the case of the Executive's Retirement or Disability, or during the 3-year period following the date of the Executive's death.

        (c) By the Company without Cause, or by the Executive for Good Reason. (i) The Company may terminate the Executive's employment before the Expiration Date without Cause, and the Executive may terminate Executive's employment before the Expiration Date for Good Reason, upon 30-days written notice to the other party. If the Executive's employment is so terminated by the Company without Cause, or by the Executive for Good Reason, as the case may be, the Company shall pay and provide to the Executive (i) any unpaid salary through the date of termination and any bonus earned in the prior year but not yet paid, as well as reimbursement of any unpaid reimbursable expenses incurred on behalf of the Company, (ii) the greater of the Target Amount or the Target Bonus for the calendar year in which termination occurs, prorated for the portion of such year preceding termination (payable no later than the 30th day immediately following termination of employment), (iii) during each month of the Severance Period (as defined below), an amount equal to the sum of (x) Executive's monthly salary at the rate in effect immediately preceding termination and (y) one-twelfth of the greater of the Target Amount or the Executive's Target Bonus for the calendar year in which termination occurs, (iv) throughout the Severance Period, continuation of Executive's participation (including the Company's contributions thereto) in all benefit plans and practices in which Executive was participating immediately preceding termination, and (v) reimbursement to the Executive for up to $10,000 of executive outplacement services. Except as set forth in this Subsection 6(c), the Company shall not have any additional obligations to the Executive under this Agreement in the event of Executive's termination of employment under this Subsection 6(c).

            (ii) In addition to the foregoing and notwithstanding any other agreement between the Executive and the Company, all options to purchase the Company's common stock which were held by the Executive at the time of the termination of the Executive's employment by the Company without Cause or by the Executive for Good Reason (whether or not following a Change of Control), shall become fully exercisable and shall remain exercisable for the same period following termination as would apply if the Executive's employment had not terminated.

        (d) Change in Control. If, following a "Change in Control" (as defined herein) and prior to the Expiration Date, the Company terminates the Executive's employment without Cause, or the Executive terminates employment hereunder for Good Reason, the Company shall pay to the Executive, within 20 days following termination, (i) any unpaid salary through the date of termination and any bonus earned in the prior year but not yet paid, as well as reimbursement of any unpaid reimbursable expenses incurred on behalf of the Company, (ii) the Target Bonus for the calendar year in which termination occurs, prorated for the portion of such year preceding termination, (iii) a lump-sum payment equal to (x) the sum of (q) Executive's yearly salary at the rate in effect immediately preceding termination and (r) the greater of the Target Amount or

Executive's Target Bonus for the calendar year in which termination occurs multiplied by (y) the Severance Multiple (as defined herein), and (iv) a lump-sum equal to the Company's cost for health insurance, life insurance and retirement benefits for the Severance Period.

        (e) As used herein:

            (i) the term "Cause" shall mean (v) the Executive's commission of an act of fraud or dishonesty or a crime involving money or other property of the Company; (w) the Executive's conviction of a felony or a plea of guilty or nolo contendere to an indictment for a felony; (x) if, in carrying out Executive's duties hereunder, the Executive engages in conduct which constitutes willful misconduct or gross negligence; (y) the Executive's failure to carry out a lawful order of the Board of Directors of the Company; or (z) a material breach by the Executive of this Agreement. Any act or failure to act on the part of the Executive which is based upon authority given pursuant to a resolution duly adopted by the Board of Directors of the Company, or based upon the advice of counsel for the Company, shall not constitute Cause as used herein. For purposes of this Section 6(e)(i) only, a breach shall be "material" if it is demonstrably injurious to the Company, its affiliates or any of its respective business units, financially or otherwise.

            Cause shall not exist unless and until the Company (i) has delivered to the Executive a written Notice of Termination that specifically identifies the events, actions, or non-actions, as applicable, that the Company believes constitute Cause hereunder, and, in the case of termination for Cause under clauses (x), (y) or (z) above, the Executive has been provided with an opportunity to cure the offending conduct (if at all possible) within 30 days after delivery of the written Notice of Termination, and has not so cured such conduct (if at all possible), and (ii) the Executive has been provided an opportunity to be heard (with counsel) by the Board within 30 days after delivery of the notice of Termination; provided, however, that in the case of termination for Cause under clauses (x), (y), and (z) above, the date of termination shall be no earlier than 35 days after delivery of the Notice of Termination. The Company shall assume the burdens of establishing, by clear and convincing evidence, that (a) the acts claimed to constitute Cause occurred, and (b) any claimed breach, willful misconduct, gross negligence and/or failure (or any other claims under the Cause provisions hereunder) are material.

            (ii) the term "Good Reason" shall mean any one of the following:

(1) a material breach of the Company's obligations under this Agreement, including, without limitation, the Company's failure to comply with its covenants in Section 5, which breach has not been cured within 20 business days after the Company's receipt of written notice from the Executive of such breach;

(2) a reduction in the Executive's then annual base salary;

(3) the relocation of the Executive's office to a location more than 30 miles from Executive's present office;

(4) the failure to pay the Executive any undisputed portion of the Executive's compensation within 15 business days after the date of receipt of written notice that such compensation or payment is due;

(5) the failure to continue in effect any compensation or benefit plan in which the Executive is participating, unless either (i) an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan; or (ii) the failure to continue the Executive's participation therein (or in such substitute or alternative plan) does not discriminate against the Executive, both with respect to the amount of benefits provided and the level of the Executive's participation, relative to other similarly situated participants;

(6) a reduction in the Executive's title and status as President and Chief Executive Officer of the Company, or any change in the Executive's status as the sole employee of the Company reporting directly to the Board of Directors of the Company; or the assignment to the Executive of any duties materially inconsistent with the Executive's position (including, without limitation, status, office, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 1 of this Agreement, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose any action not taken in bad faith and which is remedied by the Company no later than thirty (30) days after written notice by the Executive; or

(7) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted in this Agreement.

            (iii) the terms "Disabled" or "Disability" shall mean the Executive's physical or mental incapacity which renders the Executive incapable, even with a reasonable accommodation by the Company, of performing the essential functions of the duties required of

Executive by this Agreement for one hundred twenty (120) or more consecutive days; the term "Disability Termination Date" shall mean the date as of which the Executive's employment with the Company is terminated, either by the Executive or by the Company, following the suffering of a Disability by the Executive.

            (iv) the term "Severance Period" shall mean the period commencing with the termination of the Executive's employment and ending with the Expiration Date, as renewed in accordance with Section 2 hereof.

            (v) the term "Severance Multiple" shall mean 3 times.

            (vi) A "Change in Control" shall have the same meaning as in the Company's 1999 Stock Incentive Plan, as in effect on the date hereof.

            (vii) the term "Target Bonus" shall mean 100% of Executive's annual salary for any given year during the Term.

            (viii) the term "Retirement" shall mean voluntary retirement by the Executive after attaining age 55 with 10 years of service with the Company (including service with McNaughton Apparel Group Inc. and its businesses (collectively, "MAG") prior to acquisition of MAG by the Company (the "Merger"), or, if the Executive has not attained age 55 and/or has less than 10 years of service with the Company (including service with MAG prior to the acquisition of MAG by the Company), the Company determines that circumstances exist that warrant the granting of Retirement status.

        (f) The Executive shall have no obligation to seek other employment or otherwise mitigate the Company's obligations to make payments under this Section 6, and the Company's obligations shall not be reduced by the amount, if any, of other compensation or income earned or received by the Executive after the effective date of Executive's termination.

    7. Effect of Section 280G of the Internal Revenue Code.

        (a) Notwithstanding any other provision of this Agreement to the contrary, and except as provided in Section 7(b), to the extent that any payment or distribution of any type to or for the benefit of the Executive by the Company (or by any affiliate of the Company, any person or entity who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company's assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder), or any affiliate of such person or entity, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Total Payments"), is or will be subject to the excise tax imposed under Section 4999 of the Code (the "Excise Tax"), then the Total Payments shall be reduced (but not below zero) if and to the extent that a reduction in the Total Payments would result in the Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if the Executive received the entire amount of such Total Payments. Unless the Executive shall have given prior written notice specifying a different order to the Company to effectuate the foregoing, the Company shall reduce or eliminate the Total Payments, by first reducing or eliminating the portion of the Total Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as defined herein). Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive's rights and entitlements to any benefits or compensation.

        (b) The determination of whether the Total Payments shall be reduced as provided in this Section 7 and the amount of such reduction shall be made at the Company's expense by an accounting firm selected by the Company from among its independent auditors and the five (5) largest accounting firms (an "Eligible Accounting Firm") in the United States (the "Accounting Firm"). The Accounting Firm shall provide its determination (the "Determination"), together with detailed supporting calculations and documentation to the Company and the Executive within ten (10) days of the last day of Executive's employment. If the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to the Total Payments, it shall furnish the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such payments and, absent manifest error, such Determination shall be binding, final and conclusive upon the Company and the Executive. If the Accounting Firm determines that an Excise Tax would be payable, the Executive shall have the right to accept the Determination of the Accounting Firm as to the extent of the reduction, if any, pursuant to this Section 7, or to have such Determination reviewed by another Eligible Accounting Firm selected by the Executive, at the expense of the Company, in which case the determination of such second accounting firm shall be binding, final and conclusive upon the Company and Executive.

    8. Company Property. Any trade name or mark, program, discovery, process, design, invention or improvement which the Executive makes or develops, which relates, directly or indirectly, to the business of the Company or its affiliates, or Executive's employment by the Company, shall be considered as "made for hire" and shall belong to the Company and shall be promptly disclosed to the Company. During the Executive's employment and thereafter, the Executive shall, without additional compensation, execute and deliver to or as requested by the Company, any instruments of transfer and take such other action as the Company may reasonably request to carry out the provisions hereof, including filing, at the Company's sole expense, trademark, patent or copyright applications for any trade name or mark, invention or writing covered hereby and assigning such applications to the Company.

    9. Confidential Information. The Executive shall not, either during the term of Executive's employment by the Company or thereafter, disclose to anyone or use (except, in each case, in the performance of Executive's responsibilities hereunder and in the regular course of the Company's business), any information acquired by the Executive in connection with or during the period of Executive's employment by the Company or MAG, with respect to any confidential, proprietary or secret aspect of the affairs of the Company or any of its affiliates, including but not limited to the requirements and terms of dealings with existing or potential licensors, licensees, designers, suppliers and customers and methods of doing business, all of which the Executive acknowledges are confidential and proprietary to the Company, and any of its affiliates, as the case may be. Notwithstanding the foregoing, nothing contained in this Section 9 shall, except during the Severance Period, constitute a basis to prevent the Executive from working for any other entity, provided that he is permitted to do so under Section 10 hereunder.

    10. Competition; Recruitment; Non-Disparagement.

        (a) The Executive shall not, at any time during Executive's employment by the Company and during the Severance Period (provided that the Company is making the payments to Executive which may be required hereby during such Severance Period) (the "Non-Compete Period") and under the following circumstances, engage or become interested (as an owner, stockholder, partner, director, officer, employee, consultant or otherwise) in any business which then competes, directly or indirectly, with the business then conducted by the Company or any of its subsidiaries or affiliates. Notwithstanding the provisions of the previous sentence, if the Executive's employment is terminated by the Company for Cause prior to June 19, 2004, the restrictions imposed on Executive by such sentence shall remain in effect only for so long as the Company pays the Executive during each month or portion thereof through June 19, 2004, an amount equal to the sum of (x) Executive's monthly salary at the rate in effect immediately preceding termination and (y) one-twelfth of the Executive's Target Bonus for the calendar year in which termination occurs, and provides to Executive through June 19, 2004, continuation of Executive's participation (including the Company's contributions thereto) in all benefit plans and practices in which Executive was participating immediately preceding termination. The ownership of less than 5% of the stock of a publicly owned company which competes with the Company, any of its subsidiaries or affiliates, in and of itself, shall not be considered a violation of the provisions of this Section 10.

        (b) The Executive shall not, at any time during Executive's employment by the Company and thereafter until the second anniversary of the expiration of the Non-Compete Period, recruit, solicit for employment, hire or engage, or assist any person or entity in recruiting, soliciting for employment, hiring or engaging, any employee or consultant of the Company, any of its subsidiaries or affiliates, or any person who was an employee or consultant of the Company, any of its subsidiaries or affiliates within one year before the termination of the Executive's employment.

        (c) For the longer of any period applicable under this Section 10 or a period of three years immediately following the date of termination, (i) the Company, and its respective affiliates and employees shall not disparage the Executive, and (ii) the Executive shall not disparage the Company, or its respective affiliates and employees.

        (d) The Executive acknowledges that the provisions in Section 10(b) are necessary for the protection of the Company, and its subsidiaries and affiliates and are not unreasonable, because the Executive would be able to recruit and hire personnel other than employees of the Company, and any of their subsidiaries and affiliates. The Executive further agrees that a breach of Section 8, 9 or 10 of this Agreement shall result in the immediate cessation of any payments pursuant to this Section 10 and Section 6 hereof, if applicable. The duration and the scope of these restrictions on the Executive's activities are divisible, so that if any provision of this Section 10 is held or deemed to be invalid, that provision shall be automatically modified to the extent necessary to make it valid.

    11. Notices. Any notice or other communication to the Company or to the Executive under this Agreement shall be in writing and shall be considered given on the third business day following mailing by certified mail, return receipt requested, to such party at Executive's address on file with the Company, with a copy to Charles M. Modlin, Esq., Modlin Haftel & Nathan LLP, 777 Third Avenue, New York, New York 10017, or to the Company at 1411 Broadway, New York, New York 10018, Attention: General Counsel (or at such other address as such party may specify by written notice to the other party).

    12. Successors; Binding Agreement.

        (a) Company's Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the business or assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the business or assets of the Company and such assignee or transferee assumes all of the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company will require any such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business or assets as aforesaid, which executes and delivers the agreement provided for in this Section 12 or which otherwise becomes bound by all the terms and provisions of this Agreement or by operation of law.

        (b) Executive's Successors. This Agreement shall not be assignable by the Executive. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Upon the Executive's death, all amounts to which Executive is entitled hereunder, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

    13. Indemnification. The Company shall indemnify Executive and hold the Executive harmless, to the maximum extent permitted by applicable law, from and against all claims, actions, suits, proceedings, loss, damage, liability, costs, charges and expenses, including reasonable attorneys' fees and costs arising in connection with the Executive's performance of Executive's duties hereunder or Executive's status as an employee, officer, director or agent of the Company or its affiliates, in accordance with the Company's indemnity policies for its senior executives.

    14. Interest on Late Payments. "Undisputed Late Obligations" shall bear interest beginning on the Due Date until paid in full at an annual rate of one percent (1.0%) plus the prime rate as declared from time to time by JP MorganChase. For purposes hereof, "Undisputed Late Obligations" shall mean any obligation which remains unpaid 5 days after written notice thereof is delivered to the other party in accordance with Section 11 (the "Due Date") for money under this Agreement owing from one party to another, which obligation (i) is not subject to any bona fide dispute or (ii) has been adjudicated by an arbitration panel or court of competent jurisdiction to be due and payable.

    15. Arbitration. Except as otherwise provided herein, all controversies, claims or disputes arising out of or related to this Agreement shall be settled under the rules of the American Arbitration Association then in effect in the State of New York, as the sole and exclusive remedy of either party, and judgment upon such award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction.

    16. Attorneys' Fees. The Company shall reimburse the Executive (or the Executive shall reimburse the Company) for all reasonable costs, including without limitation reasonable attorneys' fees, of the Executive or the Company, as the case may be, in any dispute, arbitration or proceeding arising under this Agreement (collectively, a "Proceeding"), so long as the Executive or the Company, as the case may be, "prevails in substantial part" with respect to Executive's or the Company's claims or defenses in such Proceeding. For purposes hereof, the Executive shall be deemed to have "prevailed in substantial part" if (i) the Executive is the party originally demanding a Proceeding, and the arbitrator(s) shall have awarded the Executive at least 75% of the amount originally demanded by the Executive, or (ii) the Company is the party originally demanding a Proceeding, and the arbitrator(s) shall have denied the Company the relief originally requested. The Company shall be deemed to have "prevailed in substantial part" if the Executive is the party originally demanding a Proceeding and the arbitrator(s) shall have awarded the Executive less than 25% of the amount originally demanded by the Executive.

    17. Restrictions on Disposition of Shares and Exercise of Options. The Company and the Executive each agree that the Executive shall have the right (1) to sell, exchange, assign, pledge, encumber, hypothecate, transfer, enter into any hedge (or similar transaction with the same economic effect as a sale or partial sale) in respect of or otherwise dispose of (a "Transfer") any shares of the Company's common stock ("Company Shares") (or interests therein) underlying the options to acquire Company Shares that Executive received in the Merger ("Merger Options") or (2) Transfer any Company Shares (or interests therein) that Executive receives upon exercise of the Merger Options.

    Except as specifically provided above or as specifically provided in the Agreement and Plan of Merger dated as of April 13, 2001 among the Company, MN Acquisition Corporation and MAG (the AMerger Agreement@), the terms and conditions of the MAG stock options (that were converted into Merger Options in the Merger) will continue to apply and remain in full force and effect.

    18. Miscellaneous.

    (a) Given that a breach of the provisions of this Agreement would injure the Company irreparably, the Company may, in addition to its other remedies, obtain an injunction or other comparable relief restraining any violation of this Agreement, and no bond, security or other undertaking shall be required of the Company in connection therewith.

    (b) The provisions of this Agreement are separable, and if any provision of this Agreement is invalid or unenforceable, the remaining provisions shall continue in full force and effect.

    (c) This Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof, and supersedes the Prior Employment Agreement and all other existing agreements between MAG and Executive or the Company and Executive, and cannot be amended, unless such amendment is in writing and signed by both parties to this Agreement.

    (d) This Agreement shall be governed by and construed in accordance with the laws of the State of New York (other than its choice of laws rules), where it has been entered and where it is to be performed. The parties hereto consent to the exclusive jurisdiction of any federal or state court in the State of New York to resolve any dispute arising under this Agreement or otherwise.

    (e) The headings in this Agreement are solely for convenience of reference and shall not affect its interpretation.

    (f) The failure of either party to insist on strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. For any waiver of a provision of this Agreement to be effective, it must be in writing and signed by the party against whom the waiver is claimed.

    (g) The obligations of the Executive and the Company hereunder shall survive the termination of the term of this Agreement and the Executive's employment hereunder, to the extent necessary to give full effect to the provisions of this Agreement.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first above written.

JONES APPAREL GROUP, INC. By: /s/ Wesley R. Card Chief Operating and Financial Officer /s/ Peter Boneparth Executive

JONES APPAREL GROUP, INC.
FORM OF STOCK OPTION AGREEMENT

    THIS AGREEMENT, made as of this ___ day of ________ by JONES APPAREL GROUP, INC., a Pennsylvania corporation (hereinafter called the "Company"), with the person executing this Agreement (hereinafter called the "Holder"):

    The Company has adopted the stock option plan identified on Annex I attached hereto (the "Plan"). Said Plan, as it may hereafter be amended and continued, is incorporated herein by reference and made part of this Agreement.

    The Committee, which is charged with the administration of the Plan pursuant to Section 3 thereof, has determined that it would be to the advantage and interest of the Company to grant the option provided for herein to the Holder.

    NOW, THEREFORE, pursuant to the Plan, the Company with the approval of the Committee hereby grants to the Holder as of the date hereof an option (the "Option") to purchase all or any part of the number of shares of Common Stock of the Company set forth on Annex I, at the price per share set forth on Annex I, which price is not less than the fair market value of a share of Common Stock on the date hereof, and upon the following terms and conditions:

    1. The Option shall continue in force through the "Expiration Date" stated on Annex I, unless sooner terminated as provided herein and in the Plan. Subject to the provisions of the Plan, the Option shall become exercisable as provided in the Vesting Schedule in Annex I. Such installments shall be cumulative, subject to the following:

        a. Except as provided hereinbelow, the Option may not be exercised unless the Holder is then an employee (including directors and officers who are employees), director or officer of the Company or any subsidiary of the Company, in each case, on the date of grant, or a consultant, advisor, agent or independent representative of the Company or any subsidiary of the Company, or any combination thereof.

    2. In the event that the employment of the Holder shall be terminated by the Holder without "Good Reason" (as defined in that employment agreement dated March 11, 2001 between the Company and the Holder - the "Employment Agreement") prior to the Expiration Date, the Option may be exercised (to the extent that the Holder was entitled to do so at the termination of employment) at any time within three months after such termination, but not after the Expiration Date. Nothing in this Agreement shall confer upon the Holder any right to continue in the employ or service of the Company or any subsidiary of the Company or affect the right of the Company or any subsidiary to terminate his employment at any time.

    3. If the Holder shall (a) die while he is employed by the Company or a corporation which is a subsidiary thereof, or (b) become Disabled (as defined in the Employment

Agreement) while employed by the Company, or (c) enter Retirement (as defined in the Employment Agreement), or Holder's employment is terminated by the Company without Cause (as defined in the Employment Agreement) or by the Holder for Good Reason, or there shall have occurred a "Change in Control" (as defined in the Employment Agreement), then the Option shall become immediately fully exercisable, as set forth herein by the Holder or by the person or persons to whom the Holder's rights under the Option pass by will or applicable law, or if no such person has such right, by his executors or administrators, and shall remain exercisable until (x) the Expiration Date in the case of the Holder's Retirement or Disability or following termination of employment by the Company without Cause or by the Holder for Good Reason or following a Change in Control, or (y) during the 3-year period following the Holder's death.

    4. a. The Holder may exercise the Option with respect to all or any part of the shares then purchasable hereunder by giving the Company written notice in the form annexed, as provided in paragraph 8 hereof, of such exercise. Such notice shall specify the number of shares as to which the Option is being exercised and shall be accompanied by payment in full in cash of an amount equal to the exercise price of such shares multiplied by the number of shares as to which the Option is being exercised; provided that, if permitted by the Board, the purchase price may be paid, in whole or in part, by surrender or delivery to the Company of securities of the Company having a fair market value on the date of the exercise equal to the portion of the purchase price being so paid. In such event fair market value should be determined pursuant to paragraph 5 of the Plan.

        b. Prior to or concurrently with delivery by the Company to the Holder of a certificate(s) representing such shares, the Holder shall, upon notification of the amount due, pay promptly any amount necessary to satisfy applicable federal, state or local tax requirements. In the event such amount is not paid promptly, the Company shall have the right to apply from the purchase price paid any taxes required by law to be withheld by the Company with respect to such payment and the number of shares to be issued by the Company will be reduced accordingly.

    5. Notwithstanding any other provision of the Plan, in the event of a change in the outstanding Common Stock of the Company by reason of a stock dividend, split-up, split-down, reverse split, recapitalization, merger, consolidation, combination or exchange of shares, spin-off, reorganization, liquidation or the like, then the aggregate number of shares and price per share subject to the Option shall be appropriately adjusted by the Board, whose determination shall be conclusive.

    6. a. For Non-Qualified Stock Options: No Non-Qualified Stock Options ("NQSO") granted hereunder shall be transferable other than by will or by the laws of descent and distribution, except that all or any portion of the NQSO may be transferred to or for the benefit of (by trust) the spouse or lineal descendents of the Holder, subject to such restrictions on transfer which may be imposed by federal and state securities laws, and if prior thereto the transferee agrees to be bound by the terms of the Plan and this Agreement. Options may be exercised, during the lifetime of the Holder, only by the Holder, or by his guardian or legal representative or permitted transferee.

        b. For Incentive Stock Options: Incentive Stock Options ("ISO") shall, during the Holder's lifetime, be exercisable only by him, and neither the ISO nor any right hereunder shall be transferable by him, by operation of law or otherwise, except by will or by the laws of descent and distribution.

    7. Neither the Holder nor in the event of his death, any person entitled to exercise his rights, shall have any of the rights of a stockholder with respect to the shares subject to the Option until share certificates have been issued and registered in the name of the Holder or his estate, as the case may be.

    8. Any notice to the Company provided for in this Agreement shall be addressed to the Company in care of its Chief Financial Officer, 250 Rittenhouse Circle, Bristol, Pennsylvania 19007 and any notice to the Holder shall be addressed to him at his address now on file with the Company, or to such other address as either may last have designated to the other by notice as provided herein. Any notice so addressed shall be deemed to be given on the second business day after mailing, by registered or certified mail, at a post office or branch post office within the United States.

    9. In the event that any question or controversy shall arise with respect to the nature, scope or extent of any one or more rights conferred by this Option, the determination by the Committee (as constituted at the time of such determination) of the rights of the Holder shall be conclusive, final and binding upon the Holder and upon any other person who shall assert any right pursuant to this Option.

JONES APPAREL GROUP, INC. By: ________________________________
ACCEPTED AND AGREED ______________________________ Holder

ANNEX I

Peter Boneparth

Granted To: Peter Boneparth
Grant Date: _____________

Options Granted: _______________
Option Type: Non-Qualified Stock Option

Option Price per Share: __________________
Expiration Date: __________________
Plan: 1999

Vesting Schedule
________ on March __, 200_
________ on March __, 200_
________ on March __, 200_

ANNEX I

Peter Boneparth

Granted To: Peter Boneparth
Grant Date: _____________

Options Granted: _______________
Option Type: Incentive Stock Option

Option Price per Share: __________________
Expiration Date: __________________
Plan: 1999

Vesting Schedule
________ on March __, 200_
________ on March __, 200_
________ on March __, 200_